FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                                                                                                              CONTACTS
October 29, 2007                                                                                                                                           Mary Waters
                        Farmer Mac
                        202-872-7700

                        John Hall
                        ABA
                                                                                                                                                                              202-663-5473

ABA and Farmer Mac Announce Renewal of Unique Alliance

Washington, D.C. — The American Bankers Association (ABA) and the Federal Agricultural Mortgage Corporation (“Farmer Mac”) announce the renewal of the ABA/Farmer Mac Alliance.  Under the exclusive agreement, ABA member banks enjoy pricing discounts for selected Farmer Mac products and AgPowerSM customized loan packaging services.  ABA members also benefit from a streamlined process through which they access Farmer Mac.  The alliance was established in November of 2005.

“Agricultural real estate lending is one of the fastest growing business areas for ABA member banks,” said Ed Yingling, ABA President and CEO.  “The renewal of our unique members-only alliance with Farmer Mac is a way that we can help our members meet their business challenges.  The special pricing, customer assistance, and other benefits of the alliance will give ABA member banks a competitive edge they can use to meet the real estate financing needs of farmers and ranchers.”

“Farmer Mac is very pleased with the success of the alliance over the past two years and the positive response we’ve received from both the ABA staff and their member banks,” said Henry Edelman, Farmer Mac President and CEO.  “The alliance has provided us an excellent platform to demonstrate the benefits of our product offerings to bankers across the country.  Our list of active banker-participants has grown, and these lenders are telling us they are very happy with our programs and the advantages those programs bring to their institutions.  They especially appreciate the ability to build loyalty from their farm and ranch customers through expanded and competitively-priced product offerings.”

ABA members that participate in the alliance have the freedom to choose not only from the special discounted products but also the usual Farmer Mac products, including:

•	Competitively-priced long-term fixed-rate mortgages, up to 20 years;

•	Adjustable-rate mortgages (ARMs), including those with reset periods of one, three and five years; and

•	Long-term fixed-rate mortgages featuring both open and partial open prepayment options.

“The Farmer Mac/ABA Alliance provides a great service to ABA members.  If you have something that differentiates your bank from your competition, it’s nothing but a plus,” said Pat Hogrefe, Vice President, American Trust and Savings Bank, a community bank based in Dubuque, Iowa, who also observed, “it’s a great product because the bank is able to secure a nice servicing spread on an annual basis, and the borrower is able to get a long-term fixed rate which is very key in today’s competitive world.”

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.